Exhibit 10.2
Sterling Chemicals, Inc.
2008 Bonus Plan
(Executives)
Eligibility:
          Our President and Chief Executive Officer and each of our Senior Vice Presidents (our “Executives”) are eligible to receive cash bonuses under our 2008 Bonus Plan (Executives). To be paid a bonus, an Executive must be employed by us at the time bonuses are paid, unless the Executive has retired, died or become disabled, in which event a pro rata bonus payment will be made based on full months of service for the relevant year.
Payment Structure:
          Under our 2008 Bonus Plan (Executives), the amount of bonus payable to each of our Executives for any year is determined by the Executive’s Bonus Target and performance during that year relative to corporate goals and individual goals. An Executive’s “Bonus Target” is a stated percentage of the Executive’s annual base salary set by our Compensation Committee or our Board of Directors. The maximum amount of bonus that can be earned by an Executive for any year is 100% of his or her Bonus Target for performance relative to corporate goals and 100% of his or her Bonus Target for performance relative to individual goals.
          The corporate goals under our 2008 Bonus Plan (Executives) are based on:
•	the number of employee OSHA recordable injuries experienced during the year;

•	the number of environmental incidents experienced during the year;

•	the number of process safety management incidents experienced during the year (subject to meeting all process safety management regulations); and

•	the amount of “Adjusted EBITDA” earned during the year.
Our Board of Directors has set threshold, target and maximum goals for each of these categories for performance in 2008 as follows:

Goal	Threshold	Target	Maximum
Employee OSHA Recordable Injuries	2	1	0	10%

Environmental Incidents(1)	3	2	1	10%

Process Safety Management Incidents(2)	3	2	1	10%

Adjusted EBITDA(3)	$14.5M	$17.5M	$20.5M	70%

(1)	Environmental Incidents defined as:
•	Unauthorized air emissions that must be reported to outside agencies plus

•	Regulatory violations resulting in a Notice of Enforcement (NOE) that are not resolved Administratively plus

•	Releases of chemicals to soil that must be reported to outside agencies plus

•	Releases of chemicals to state waterways (excluding those caused by Acts of God) plus

•	Any other environmental incidents that require immediate notification to state or federal agencies (e.g. fire/explosion with potential impact outside the facility).
(2)	All Process Safety Management regulations must be met to qualify. Process Safety Management Incidents defined as any incident in which a significant fire, explosion, chemical release or injury occurs due to the direct involvement of a chemical process, including any fire or explosion causing more than $50,000 in direct cost to Sterling, a chemical release to the environment which exceeds a regulated quantity or a serious injury attributed to such an event resulting in at least one lost work day. All incidents caused by Acts of God are excluded (e.g., rainfall events).

(3)	Adjusted EBITDA defined as EBITDA excluding impairments, staff reduction impacts on benefit plans (e.g., plan curtailments, remeasurement impacts), severance and accruals for payments under the Bonus Plan.
          At the end of each calendar year, the amount of bonus payable to each Executive for performance relative to corporate goals is determined by multiplying that Executive’s Bonus Target times the aggregate percentage earned during that year for performance against corporate goals times 50%. Aggregate percentage is determined using the table above with the relevant percentage from the table being multiplied by 0.5 if Threshold level is achieved, 1.0 if Target level is achieved and 2.0 if Maximum level is achieved. Performance relative to any specific corporate goal that is in between the established levels is prorated on a straight line basis. As an example, if an Executive has a base salary of $200,000 and Bonus Target of 40% and we achieved Target level for Adjusted EBITDA and Maximum level for OSHA Recordable Injuries, Environmental Incidents and Process Safety Management Incidents, the Executive’s bonus for performance relative to corporate goals would be:
•	$200,000 times 40% (or $80,000) times aggregate percentage earned during the year times 0.5 with the aggregate percentage being:

OSHA Recordable Injuries	20%	(10% @ 2X = 20%)
Environmental Incidents	20%	(10% @ 2X = 20%)
Process Safety Incidents	20%	(10% @ 2X = 20%)
Adjusted EBITDA	70%	(70% @ 1X = 70%)

Aggregate Percentage	130%
As a result, the bonus for the Executive in the example for performance relative to corporate goals would be $80,000 times 130% times 0.5, or $52,000.
          The bonus payable to each Executive under our 2008 Bonus Plan (Executives) for performance relative to individual goals is determined by that Executive’s performance against individual performance metrics set for 2008 by our Board of Directors or Compensation Committee using the same calculation principles as are used for performance relative to corporate goals.

          Irrespective of our performance relative to corporate goals or an Executive’s performance relative to individual goals, no bonuses are payable to any of our Executives under our 2008 Bonus Plan (Executives) if we do not attain at least the Threshold level for Adjusted EBITDA for the relevant year unless our Compensation Committee elects, in its sole discretion, to pay bonuses to our Executives.
Payment.
          At the end of each year, each Executive’s performance under his or her individual goals will be determined, our performance under the OSHA Recordable Injuries, Environmental Incidents and Process Safety Management Incidents goals will be determined and our financial statements will be audited and presented to our Audit Committee for approval. The results of the audit will determine the amount of Adjusted EBITDA earned during that year and, consequently, a portion of the amount of the bonuses to be paid under our 2008 Bonus Plan (Executives) for performance relative to corporate goals. Once our Audit Committee has approved the audit for the year, bonus amounts for each Executive for that year will be determined, and the bonus payments will be made in any event on or before March 14. Bonuses are paid in a single lump sum after all taxes have been withheld. The payment of a bonus does not, however, affect the Executive’s base pay in any manner and has no impact on the amount or level of benefits under any of our other benefit plans.
Payment Reductions.
          The amount of bonus paid to an employee under our 2008 Bonus Plan (Executives) assumes continued employment with us in active status throughout the year. For purposes of our 2008 Bonus Plan (Executives), active status is made up of regular hours worked, vacation time, jury duty, service as a witness under court subpoena, funeral leave and military leave. Non-active status includes all other absences from work for any reason, including illness, injury, personal business, doctor’s appointment, excused absence, family illness, leave of absences and personal leave, etc. Once the amount of bonus to be paid to each Executive is determined, an Executive’s bonus may be reduced if the Executive has accumulated absences totaling at least 44 working days (352 hours for shift workers) during the year for which the bonus is being paid. The amount of reduction will be 16.67% for the first 44 working days of non-active status plus an additional 8.33% reduction for each additional 22 working days of non-active status during the year for which the bonus is being paid.
          The amount of bonus paid to any Executive who was hired after July 1 of the year for which the bonus is being paid will be pro rated based on the number of full months of service during that year. The amount of bonus paid to any Executive who became eligible under our 2008 Bonus Plan (Executive) in the first half of the year due to a promotion or change in job classification or being hired will not be pro rated due to such promotion, job reclassification or hiring (i.e., all months of service with us during that year will be treated as if they were performed in the Executive’s most recent position).